Exhibit 99.1

PRESS RELEASE

August 9, 2011

COMPANY CONTACT:	INVESTOR CONTACTS:
FutureFuel Corp.	Lippert/Heilshorn & Associates, Inc.
Lee E. Mikles, CEO	Jody Cain (Jcain@lhai.com)
(805) 565-9800 www.futurefuelcorporation.com	(310) 691-7100

FutureFuel Second Quarter Revenues Increase 45% to $74.7 Million

Reports net income of $8.4 million; adjusted EBITDA of $13.2 Million

Conference call begins at 9:00 a.m. Eastern time August 10

CLAYTON, Mo. (August 9, 2011) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results from the three and six months ended June 30, 2011.

Second Quarter 2011 Financial Highlights (all comparisons are with the second quarter of 2010)

●	Revenues were $74.7 million, up 45% from $51.7 million
●	Adjusted EBITDA was $13.2 million, up three-fold from $4.3 million
●	Net income increased to $8.4 million, or $0.21 per diluted share, from $2.8 million, or $0.07 per diluted share

First Half 2011 Financial Highlights (all comparisons are with the first half of 2010 unless otherwise noted)

●	Revenues were $130.0 million, up 31% from $99.5 million
●	Adjusted EBITDA was $22.0 million, a 77% increase from $12.4 million
●	Net income increased to $11.2 million, or $0.28 per diluted share, from $6.4 million, or $0.19 per diluted share
●	Cash and cash equivalents (including restricted cash and cash equivalents) and marketable securities were $147.3 million as of June 30, 2011, compared with $121.0 million as of December 31, 2010

“We are reporting strong quarterly revenue growth from our biofuels business due mainly to the reinstatement of the $1.00 per gallon federal fuel blenders’ credit in December 2010 as well as increased demand,” said Lee Mikles, FutureFuel president and chief executive officer.  “Revenues from our chemicals business declined compared with last year’s second quarter due primarily to lower sales of our bleach activator.  Our customer has stated that it intends to decrease purchases, but the quantity of such decrease has not been specified.  We are working collaboratively with our customer to assess their future demand, which demand may continue to decline.  However, the financial impact of any such decline is not known at this time.  Sharply higher net income for the 2011 second quarter compares with a decline in net income for the 2011 first quarter as a result of losses on derivative instruments due to the timing of the sale of the biofuel inventory that was hedged. Given the nature of our biofuel business, this timing issue can have an impact on quarterly financial results, while leveling out over time.

“Among year-to-date corporate milestones, shares of FutureFuel began trading on the New York Stock Exchange in March and FutureFuel was added to the Russell 3000® Index as of late June.  In May we entered into a three-year at-the-market offering agreement with Stifel Nicolaus Weisel to sell up to 3 million shares of common stock, providing us with access to additional capital.  As of this date, approximately 1.3 million shares had been sold, raising $15.8 million in net proceeds for FutureFuel.

“With the reinstatement of the $1.00 per gallon federal fuel blenders’ credit this year, we expect year-over-year growth in our biofuels business segment for the second half of 2011,” he added.  “However, the blenders’ credit is due to expire at year end, and failure to extend this credit could have a material adverse effect on our biofuels business segment.”

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.
Certain Financial and Operating Metrics
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended June 30,
	2011	2010	Change	% Change
Revenues	$74,728	$51,714	$23,014	45%
Income from operations	$12,656	$4,241	$8,415	198%
Net income	$8,439	$2,763	$5,676	205%
Earnings per common share – basic	$0.21	$0.08
Earnings per common share – diluted	$0.21	$0.07
Capital expenditures (net of customer reimbursements and grants)	$2,624	$1,247	$1,377	110%
Cash and cash equivalents and marketable securities	$147,281	$128,403	$18,878	15%
Adjusted EBITDA	$13,173	$4,266	$8,907	209%

	For the Six Months Ended June 30,
	2011	2010	Change	% Change
Revenues	$129,969	$99,477	$30,492	31%
Income from operations	$15,874	$10,020	$5,854	58%
Net income	$11,153	$6,422	$4,731	74%
Earnings per common share – basic	$0.28	$0.19
Earnings per common share – diluted	$0.28	$0.19
Capital expenditures (net of customer reimbursements and grants)	$4,869	$3,001	$1,868	62%
Adjusted EBITDA	$22,053	$12,430	$9,623	77%

Second Quarter Financial and Business Summary

FutureFuel reported revenues of $74.7 million for the second quarter of 2011, an increase 45% from the second quarter of 2010.  Revenues from the chemicals segment decreased 8% to $36.8 million, resulting predominately from decreasing sales of the bleach activator product due to reduced volumes; however, price and volume differences seen in other products helped to minimize these affects.  Revenues from the biofuels segment were $37.9 million, and include increasing regional sales of blended biodiesel and unblended petrodiesel.  The volumes of biodiesel and blended biodiesel sold in the second quarter of 2010 were limited due to the expiration of the $1.00 biodiesel blenders’ credit.  With the reinstatement of this credit in December 2010, biodiesel sales have resumed.  The reinstatement of the biodiesel blenders’ credit in December 2010 after its expiration in December 2009 makes a comparison of biofuel revenues for second quarter 2011 to second quarter 2010 meaningless.

Income from operations increased to $12.7 million from $4.2 million for the second quarter of 2010.  FutureFuel does not report income from operations by segment, but does report segment gross profit.  The chemicals segment gross profit decreased 19% to $7.1 million and the biofuels segment gross profit increased to $8.4 million from a $2.4 million negative gross profit in the prior year.

Chemicals segment gross profit decreased primarily as a result of the decline in sales volumes of the bleach activator product along with the incurrence of certain expenses that FutureFuel could not pass along to its customers.  The increase in biofuels segment gross profit was primarily the result of the reinstatement of the $1.00 federal blenders’ credit and increased demand.  Gains and losses on derivative instruments are a component of FutureFuel’s hedging activities.  Such gains totaled $2.0 million for the second quarter of 2011, compared with gains of $1.9 million in the second quarter of 2010.  FutureFuel’s immediate recognition of derivative instrument gains and losses can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

FutureFuel reported net income of $8.4 million, or $0.21 per diluted share, for the second quarter of 2011, compared with net income of $2.8 million, or $0.07 per diluted share, for the second quarter of 2010.  Adjusted EBITDA for the second quarter of 2011 was $13.2 million, up sharply from $4.3 million in the second quarter of 2010.

Six Month Financial Summary

FutureFuel reported revenues of $130.0 million for the first half of 2011, an increase of 31% from the first half of 2010.  Revenues from the chemicals segment declined 3% to $81.5 million and revenues from the biofuels segment were $48.4 million.

FutureFuel reported income from operations of $15.9 million for the first six months of 2011, an increase of 58% from the first six months of 2010.  The chemicals segment gross profit of $14.8 million decreased 17% from the first half of 2010 and the biofuels segment gross profit of $5.6 million increased from a $3.7 million negative gross profit in the comparable period last year.  Losses on derivative instruments were $1.8 million in the first six months of 2011, compared with gains of $1.5 million for the first six months of 2010.

FutureFuel reported net income of $11.2 million, or $0.28 per diluted share, for the first six months of 2011, compared with net income of $6.4 million, or $0.19 per diluted share, for the first six months of 2010.  Adjusted EBITDA for the first six months of 2011 was $22.1 million, compared with $12.4 million for the first six months of 2010, an increase of 77%.

Capital Expenditures

Capital expenditures were $15.3 million for the first half of 2011, compared with $3.9 million for the first half of 2010.  This increase was primarily due to FutureFuel undertaking capital projects on behalf of certain customers.  FutureFuel is reimbursed for a portion of these expenditures by certain customers and grants as summarized in the following table.

	First Half, 2011	First Half, 2010
Capital expenditures	$15,325	$3,896
Cash received from customers and grants as reimbursement of capital expenditures	(10,456)	(895)
Net cash paid for capital expenditures	$4,869	$3,001

Cash and Cash Equivalents and Marketable and Auction Rate Securities

Cash and cash equivalents (including restricted cash and cash equivalents) and marketable securities totaled $147.3 million as of June 30, 2011, compared with $121.0 million as of December 31, 2010.  These balances increased primarily due to cash generated by FutureFuel’s operations and sales proceeds of FutureFuel’s common stock under its at-the-market offering.

Conference Call and Webcast

A conference call and webcast will be held tomorrow, August 10, 2011 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time). To access the conference call, dial 800-232-9476 (U.S. and Canada) or 706-679-2538 (international callers).  The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com.  A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number:  88092525.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company.  The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance.  Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.  In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing.  Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.  Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2010 and in its future filings made with the SEC.  An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates.  Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements.  The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces.  New factors emerge from time to time, and it is not possible for the company to predict which will arise.  There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business.  In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner.  An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto.  All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity.  Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.  FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, and other non-operating income or expense.  Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of FutureFuel’s business.  FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends.  In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP financial measure.

FutureFuel Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	(Unaudited) June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$94,525	$91,057
Accounts receivable, net of allowances of $10	30,498	35,165
Inventory	40,376	37,372
Marketable securities	52,756	28,200
Restricted cash and cash equivalents	-	21,086
Other current assets	2,520	2,774
Total current assets	220,675	215,654
Property, plant and equipment, net	137,605	125,007
Other assets	2,259	2,495
Total noncurrent assets	139,864	127,502
Total Assets	$360,539	$343,156

Liabilities and Stockholders’ Equity
Accounts payable	$14,678	$15,096
Short position – marketable debt securities	-	19,295
Other current liabilities	13,613	9,768
Total current liabilities	28,291	44,159
Deferred revenue – long-term	29,712	17,118
Other noncurrent liabilities	30,322	29,556
Total noncurrent liabilities	60,034	46,674
Total Liabilities	88,325	90,833
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 41,297,834 and 39,978,849 issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	4	4
Accumulated other comprehensive income	959	525
Additional paid in capital	253,423	237,123
Retained earnings	17,828	14,671
Total stockholders’ equity	272,214	252,323
Total Liabilities and Stockholders’ Equity	$360,539	$343,156

FutureFuel Corp.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2011	2010
Revenues	$74,728	$51,714
Cost of goods sold and distribution	59,299	45,412
Gross profit	15,429	6,302
Selling, general and administrative expenses	1,912	1,175
Research and development expenses	861	886
	2,773	2,061
Income from operations	12,656	4,241
Other income	716	231
Income before income taxes	13,372	4,472
Provision for income taxes	4,933	1,709
Net income	$8,439	$2,763

Earnings per common share
Basic	$0.21	$0.08
Diluted	$0.21	$0.07
Weighted average shares outstanding
Basic	40,234,242	36,773,695
Diluted	40,438,023	37,522,593

Comprehensive Income
Net income	$8,439	$2,763
Other comprehensive loss, net of tax of $(346) in 2011 and $(41) in 2010	(553)	(66)
Comprehensive income	$7,886	$2,697

	Six Months Ended June 30,
	2011	2010
Revenues	$129,969	$99,477
Cost of goods sold and distribution	109,542	85,234
Gross profit	20,427	14,243
Selling, general and administrative expenses	2,939	2,437
Research and development expenses	1,614	1,786
	4,553	4,223
Income from operations	15,874	10,020
Other income	1,448	371
Income before income taxes	17,322	10,391
Provision for income taxes	6,169	3,969
Net income	$11,153	$6,422

Earnings per common share
Basic	$0.28	$0.19
Diluted	$0.28	$0.19
Weighted average shares outstanding
Basic	40,109,268	33,040,280
Diluted	40,285,249	34,261,022

Comprehensive Income
Net income	$11,153	$6,422
Other comprehensive income, net of tax of $272 in 2011 and $37 in 2010	434	60
Comprehensive income	$11,587	$6,482

FutureFuel Corp.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2011 and 2010
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows provided by operating activities
Net income	$11,153	$6,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,884	3,803
Provision for (benefit from) deferred income taxes	478	(253)
Change in fair value of derivative instruments and marketable securities	984	(430)
Loss on the sale of investments	148	4
Losses on disposals of fixed assets	27	42
Stock based compensation	502	-
Noncash interest expense	11	11
Changes in operating assets and liabilities:
Accounts receivable	4,915	(1,715)
Accounts receivable – related parties	(247)	-
Inventory	(3,004)	(2,843)
Income taxes receivable	519	112
Prepaid expenses	386	537
Prepaid expenses – related parties	-	23
Accrued interest on marketable securities	(123)	(5)
Other assets	274	194
Accounts payable	(368)	(4,281)
Accounts payable – related parties	(50)	(284)
Income taxes payable	1,849	-
Accrued expenses and other current liabilities	1,832	1,856
Accrued expenses and other current liabilities – related parties	23	(47)
Deferred revenue	11,602	4,647
Other noncurrent liabilities	-	21
Net cash provided by operating activities	34,795	7,814
Cash flows from investing activities
Restricted cash	21,086	-
Collateralization of derivative instruments	(1,920)	9
Purchase of marketable securities	(70,072)	(6,034)
Proceeds from the sale of marketable securities	27,090	425
Proceeds from the sale of fixed assets	12	-
Capital expenditures	(15,325)	(3,896)
Net cash used in investing activities	(39,129)	(9,496)
Cash flows from financing activities
Proceeds from the issuance of stock	15,798	67,994
Purchase of warrants	-	(878)
Payment of dividend	(7,996)	(15,062)
Net cash provided by financing activities	7,802	52,054
Net change in cash and cash equivalents	3,468	50,372
Cash and cash equivalents at beginning of period	91,057	65,512
Cash and cash equivalents at end of period	$94,525	$115,884

Cash paid for interest	$-	$-
Cash paid for income taxes	$2,857	$4,090
Non-cash capital expenditures	$1,134	$-

FutureFuel Corp.
Reconciliation of Non-GAAP Financial Measure to Financial Measure
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2011	2010
Adjusted EBITDA	$13,173	$4,266
Depreciation and amortization	(1,973)	(1,866)
Non-cash share-based compensation	(502)	-
Interest income	811	222
Interest expense	(36)	(5)
Loss on disposal of property and equipment	(21)	(18)
Gains on derivative instruments	1,957	1,877
Other income, net	(37)	(4)
Income tax expense	(4,933)	(1,709)
Net income	$8,439	$2,763

	Six Months Ended June 30,
	2011	2010
Adjusted EBITDA	$22,053	$12,430
Depreciation and amortization	(3,884)	(3,803)
Non-cash share-based compensation	(502)	-
Interest income	1,587	344
Interest expense	(170)	(11)
Loss on disposal of property and equipment	(27)	(42)
Losses/gains on derivative instruments	(1,793)	1,477
Other income, net	58	(4)
Income tax expense	(6,169)	(3,969)
Net income	$11,153	$6,422

FutureFuel Corp.
Condensed Consolidated Segment Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2011	2010
Revenues
Chemicals	$36,851	$40,255
Biofuels	37,877	11,459
Revenues	$74,728	$51,714

Segment gross profit
Chemicals	$7,068	$8,706
Biofuels	8,361	(2,404)
Segment gross profit	15,429	6,302
Corporate expenses	(2,773)	(2,061)
Income before interest and taxes	12,656	4,241
Interest and other income	811	240
Interest and other expense	(95)	(9)
Provision for income taxes	(4,933)	(1,709)
Net income	$8,439	$2,763

	Six Months Ended June 30,
	2011	2010
Revenues
Chemicals	$81,547	$83,857
Biofuels	48,422	15,620
Revenues	$129,969	$99,477

Segment gross profit
Chemicals	$14,842	$17,932
Biofuels	5,585	(3,689)
Segment gross profit	20,427	14,243
Corporate expenses	(4,553)	(4,223)
Income before interest and taxes	15,874	10,020
Interest and other income	1,645	386
Interest and other expense	(197)	(15)
Provision for income taxes	(6,169)	(3,969)
Net income	$11,153	$6,422

Depreciation is allocated to segment costs of goods sold based on plant usage.  The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

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